Exhibit 99.1

    NEWS

FOR IMMEDIATE RELEASE                  Media Contact: Charles Coleman, (626) 302-7982
Investor Relations Contact: Scott Cunningham, (626) 302-2540

Louis Hernandez, Jr. Joins Edison International and
Southern California Edison’s Boards of Directors

ROSEMEAD, Calif., August 25, 2016 — Edison International (NYSE:EIX) and Southern California Edison today announced that Louis Hernandez, Jr. has been elected to the board of directors of each company, effective today.

“Louis offers a diverse perspective as an innovator and entrepreneur who has brought a variety of advanced technologies to market,” said Ted Craver, chairman and chief executive officer of Edison International. “With the changes taking place in the energy industry, we are confident that Edison International will benefit from Louis’ experience in e-commerce, workflow management and financial services.”

Hernandez, 49, is chairman, president and chief executive officer of Avid Technology, a provider of solutions used by media organizations and creative professionals to create award-winning feature films, television shows, news programs and televised sporting events, as well as a majority of today’s most celebrated music recordings and live concerts.

Prior to joining Avid in 2013, Hernandez was the chairman and chief executive officer of Open Solutions Inc., a technology provider to financial institutions worldwide. He is a proven growth-oriented executive who has founded, operated or invested in technology companies focused on Sports and Media, e-Commerce and Financial Services.

Hernandez founded A Little Hope Foundation, which advocates for children’s healthcare, education and emotional health. He also is the author of two books, Saving the American Dream—Main Street’s Last Stand and Too Small to Fail. Hernandez earned an MBA and a bachelor’s degree from San Diego State University.

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy Group, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services and distributed solar generation. Edison Energy Group companies are independent from Southern California Edison.

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